UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
January 25, 2012

EXTREME NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street
Santa Clara, California 95051

(Address of principal executive offices)

Registrant's telephone number, including area code:
(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ X ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On January 25, 2012, Extreme Networks, Inc. ( the “Company”) and Extreme Depot LLC (“Optionee”) entered into an Option Agreement in which the Company granted Optionee an option (the “New Option”) to purchase a portion of Extreme Networks' corporate campus located at 3515-3585 Monroe Street, Santa Clara California (the “Second Property”). As previously announced, the Optionee holds an option (the “Existing Option”) to purchase the other portion of the corporate campus (the “First Property”). Together, the Existing Option and the New Option entitle the Optionee to purchase the entire headquarters campus from the Company.

Extreme Depot LLC is a third party not affiliated in any way with Extreme Networks.

Under the New Option, the Optionee will have until December 28, 2012 to exercise the New Option. If Optionee exercises the New Option, the closing on the purchase of the Subject Property will occur thirty days after such exercise. However, the Optionee has the right to extend the closing by up to six months to meet city regulatory requirements. The Optionee must make certain payments to the Company in order to keep the New Option in effect, and in order to extend the closing date.

The purchase price of the Second Property is approximately $24,500,000. The total purchase price for both the First and the Second Properties totals $48,500,000.

The Optionee has the right to purchase either the First or Second Property separately, depending upon whether certain closing conditions are satisfied.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 30, 2012

EXTREME NETWORKS, INC.

By:	/s/ DIANE HONDA
Diane Honda
Vice President, General Counsel & Secretary